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                                                                     EXHIBIT 2.1

                              ACQUISITION AGREEMENT

                            DATED SEPTEMBER 15, 1999

                                 BY AND BETWEEN

                        SIHL BETEILIGUNGSGESELLSCHAFT MBH

                               - ON THE ONE SIDE -

                                       AND

                                 FIBERMARK GMBH

                                       AND

                           FIBERMARK BETEILIGUNGS GMBH

                              - ON THE OTHER SIDE -


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                              ACQUISITION AGREEMENT

                                 by and between

SIHL BETEILIGUNGSGESELLSCHAFT MBH, DUREN, GERMANY                     ("SELLER")

AND

FIBERMARK GMBH, BRUCKMUHL, GERMANY                          ("FIBERMARK GMBH I")

                                       and

FIBERMARK BETEILIGUNGS GMBH, BRUCKMUHL, GERMANY

                                                          ("FIBERMARK GMBH II"),

(FiberMark GmbH I and FiberMark GmbH II, individually and collectively, also

                                                                    "PURCHASER")

WHEREAS, Seller owns all of the shares (GESCHAFTSANTEILE) of Papierfabrik Lahnstein GmbH (the "COMPANY").


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WHEREAS, Seller intends to sell all of the shares of the Company to Purchaser and Purchaser intends to purchase such shares pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties have come to the following agreement.

                                    ARTICLE 1

                                   DEFINITIONS

As used in this Agreement, the following terms have the following meanings unless the context requires otherwise:

"AFFILIATE". As used herein, any Person shall be an "Affiliate" of a second Person if it controls such second Person, or is controlled by it, or is controlled by the same Person which also controls the second Person. A Person is deemed to be controlled by another Person if such other Person owns a majority in the capital, exercises voting control or de facto control of the first Person.

"AGREEMENT" shall mean this Agreement including all of its Annexes and Schedules.


"BEST OF SELLER'S KNOWLEDGE" shall mean exclusively the knowledge of (i) Seller's statutory present or former representatives (GESCHaftsfuhrer) Messrs. Werner Merz, Helmuth Elkuch and Hans Gut and any proxy holders (Prokuristen) and
(ii) the Company's statutory representatives and proxy holders including Messrs. Detlef Stoltefaut, Uwe Bacher, Herbert Schunk, Harald Pfisterer and Bernd Rudolf.

"BUGAV" shall mean the Beherrschungs- und Gewinnabfuhrungsvertrag between Seller and the Company dated December 24, 1991.

"CASH POOL AGREEMENT" shall have the meaning set forth in Art. 3.5.1 of this Agreement.


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"CLAIM" shall have the meaning set forth in Art. 5.2.2 of this Agreement.

"CLEAN-UP COSTS" shall have the meaning set forth in Art. 5.6.6 (iv) of this Agreement.

"CLEAN-UP MEASURES" shall have the meaning set forth in Art. 5.6.6 (iii) of this Agreement.

"CLOSING" shall mean the consummation of the transactions described in Art. 2 of this Agreement in accordance with Art. 3 of this Agreement.

"CLOSING DATE" shall mean the date of the Closing.

"COMPANY" shall mean Papierfabrik Lahnstein GmbH, D-56112 Lahnstein, registered with the Commercial Register at the Amtsgericht Koblenz as number HRB 4553 and having a fully paid in nominal capital (STAMMKAPITAL) of DEM 20'000'000.

"CONTRACTS" shall mean all agreements, contracts, commitments and undertakings to which the Company is a party, an obligor or a beneficiary and (i) the performance or non-performance of which is individually or, with respect to any related series of agreements, in the aggregate, material to the Company or (ii) which provide for an aggregate purchase price or payments of more than DEM 100'000 under any agreement during any one-year period or DEM 100'000 in the aggregate, during any one-year period, in the case of any related series of agreements.

"DEDUCTIBLE" shall mean the deductible for liability as further defined in Art. 5.6.1 of this Agreement.

"DEM" shall mean Deutsche Mark, being the lawful currency of Germany.

"DUE DILIGENCE DOCUMENTATION" shall have the meaning set forth in Art. 4.2 of this Agreement.

"ENVIRONMENTAL POLLUTION" shall have the meaning set forth in Art. 5.6.6 (ii) of this Agreement.


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"ESCROW ACCOUNT" shall have the meaning set forth in Art. 3.3.1 (ii) of this
Agreement.

"ESCROW AGREEMENT" shall mean the agreement executed by the Parties substantially in the form attached hereto as ANNEX A.

"ESCROW AMOUNT" shall mean the escrow amount as further defined in Art. 3.3.1
(ii) of this Agreement.

"EXPERT" shall have the meaning set forth in Art. 5.6.6 (vii) of this Agreement

"FIBERMARK GMBH I" shall mean FiberMark GmbH, registered with the Commercial Register at the Amtsgericht Traunstein as HRB number 11287 and having a nominal capital of DEM 50'000.

"FIBERMARK GMBH II" shall mean FiberMark Beteiligungs GmbH, registered with the Commercial Register at the Amtsgericht Traunstein as HRB number 11286 and having a nominal capital of DEM 50'000.

"FINANCIAL STATEMENTS" shall have the meaning set forth in Art. 4.1.4 of this Agreement.

"MATERIAL ADVERSE EFFECT" shall mean a material and lasting adverse effect which would prevent or materially impair the Company from conducting its business.

"PARTIES" shall mean Seller and Purchaser.

"PARTY" shall mean, as the case may be, either Seller or Purchaser.

"PAYMENT AMOUNT" shall have the meaning set forth in Art. 3.5.2 of this Agreement.

"PERSON" shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.


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"PURCHASER" shall mean, individually and collectively, FiberMark GmbH I and
FiberMark GmbH II.

"PURCHASE PRICE" shall have the meaning set forth in Art. 2.2 of this Agreement.

"PURCHASE PRICE INCREASE" shall have the meaning set forth in Art. 3.5.2 of this Agreement.

"PURCHASE PRICE REDUCTION" shall have the meaning set forth in Art. 3.5.2 of this Agreement.

"PURCHASER'S ACCOUNTANTS" shall have the meaning set forth in Art. 3.4.4 of this Agreement.

"REFUND AMOUNT" shall have the meaning set forth in Art. 3.5.2 of this Agreement.

"SELLER" shall mean SIHL Beteiligungsgesellschaft mbH, Duren, registered with the Commercial Register at the Amtsgericht Duren as HRB number 1596 and having a nominal capital of DEM 30'000'000.

"SELLER'S ACCOUNTANTS" shall have the meaning set forth in Art. 3.4.3 of this Agreement.

"SHARE TRANSFER DEED" shall mean the agreement to be executed by the Parties substantially in the form attached hereto as ANNEX B.

"SHARES" shall mean all of the shares (GESCHaftsanteile) of the Company.

"SHORT FISCAL YEAR 1999" shall mean the shortened fiscal year of the Company which shall end on July 31, 1999.

"SHORT FISCAL YEAR FINANCIAL STATEMENTS" shall have the meaning set forth in Art. 3.4.

"TAXES" shall mean all tax liabilities (STEUERN UND STEUERLICHE NEBENLEISTUNGEN UND UMLAGEN) within the meaning of Section 3 AO (German Tax Code) whether actual or deferred


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such as, but not limited to, income taxes, VAT, any turnover or cost related taxes, withholding taxes, capital taxes, stamp duties, payroll taxes, social security taxes (incl. SOZIALVERSICHERUNGSBEITRage) and property taxes and other fiscal or governmental charges; comparable tax liabilities in jurisdictions other than Germany shall be included.

                                    ARTICLE 2

 SALE AND PURCHASE OF SHARES; PURCHASE PRICE; ALLOCATION OF SHARES; SHAREHOLDER
                                    CONSENT


2.1 SALE AND PURCHASE OF SHARES. Subject to the terms and the conditions set forth in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to buy from Seller the Shares.

2.2 PURCHASE PRICE. The total purchase price payable by Purchaser to Seller in consideration for the sale of all of the Shares pursuant to Art. 2.1 of this Agreement amounts to DEM 41'593'000 (the "PURCHASE PRICE"). The Purchase Price shall be payable and adjusted in the manner provided in Arts. 3.3.1 and 3.5 of this Agreement.

2.3 ALLOCATION OF SHARES. The Shares held by Seller are divided into two shares, namely (i) one share in the nominal value of DEM 50'000 and
            (ii) one share in the nominal value of DEM 19'950'000.

            In accordance with the terms and conditions of this Agreement, the Shares shall be sold to and acquired by Purchaser as follows:

            (i) one share in the nominal value of DEM 50'000 and a partial share in the nominal value of DEM 70'000 shall be sold and transferred to FiberMark GmbH II;


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            (ii)  the remaining partial share in the nominal value of DEM
                  19'880'000 shall be sold and transferred to FiberMark GmbH I.

            The consent of the Company pursuant to Section 17 GmbHG to the division of the share in the nominal value of DEM 19'950'000 into two partial shares in the nominal amount of DEM 70'000 and DEM 19'880'000 is attached as SCHEDULE 2.3.

2.4 SHAREHOLDER CONSENT. Waiving all requirements as to form and notice periods, Seller hereby holds an extraordinary shareholder's meeting of the Company and declares consent pursuant to Section 8 of the Articles of Association of the Company to the sale and transfer of the Shares (including the necessary partition thereof) from Seller to Purchaser in accordance with the terms of this Agreement.

                                    ARTICLE 3

                               TRANSFER OF SHARES

3.1 TRANSFER OF TITLE AND OF BENEFIT AND RISK. The transfer of title (DINGLICHE Ubertragung) to the Shares shall become effective upon payment of the Purchase Price by Purchaser in accordance with Art.
            3.3.1 (the "CLOSING"). The Closing shall take place at the offices of the notary public Mr. lic. iur. HSG RA Marco Bolzern, Haldenstrasse 57, Business-Center Tivoli, 6006 Lucerne, Switzerland.

            Subject to the Closing, benefit and risk with respect to the Company and its business shall pass (WIRTSCHAFTLICHER UBERGANG) to Purchaser as from August 01, 1999 (0.00 hours). Seller shall be entitled to the profits of the Company for the Short Fiscal Year 1999 as further provided in Art. 3.4 of this Agreement.

3.2 CONDITIONS PRECEDENT TO CLOSING. The Closing shall occur on September 17, 1999 or such earlier date mutually agreed upon by the Parties (the "CLOSING DATE"),


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            subject to the satisfaction of each of the following conditions precedent (AUFSCHIEBENDE BEDINGUNGEN):

            (i) NO GOVERNMENTAL OR OTHER PROCEEDING. No action shall be pending or threatened which seeks to enjoin, restrain or prohibit the transfer of the Shares.

            (ii) NO MATERIAL ADVERSE EFFECT. There shall not have occurred, between the date hereof and the Closing Date, any event, change or development which has or has had a Material Adverse Effect on the Company.

3.3         ACTIONS AT CLOSING. At the Closing,

3.3.1 Purchaser shall, with value as of the Closing Date, pay by wire transfer

            (i) to Seller DEM 37'443'000 to the account of Seller with CREDIT SUISSE, ZURICH, ACCOUNT NO. 0835-513791-72-3 provided, however, that upon receipt of the said amount Credit Suisse shall transfer the amount of DEM 17'401'000 (as further described in Art. 3.5.1) plus amount of advance payment pursuant to the Termination Agreement, clause (iv), attached as SCHEDULE 3.4.9 to the Company's account with Bayerische Hypo-und Vereinsbank AG, Rosenheim, bank code 711 200 77, account no. 6457428. Prior to Closing Seller shall hand over to Purchaser a written confirmation by Credit Suisse that Credit Suisse was irrevocably instructed and agreed to the above procedure; and

            (ii) to the account with CRedit Suisse, Zurich, account no. 0835-513791-72-5 (the "ESCROW ACCOUNT") DEM 4'150'000
                  (the "ESCROW AMOUNT") pursuant to the Escrow Agreement attached hereto as ANNEX A. The Escrow Amount shall be used exclusively for the purposes described in Art. 5 and shall be released in accordance with the Escrow Agreement.

            Each Party shall bear its own bank charges.


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3.3.2       Seller shall transfer to Purchaser title to the Shares pursuant to the Share Transfer Deed attached hereto as ANNEX B.

3.4         ENTITLEMENT TO PROFITS FOR THE SHORT FISCAL YEAR 1999 AND AUDIT.
            Seller shall be entitled to receive the profits of the Company for the Short Fiscal Year 1999 pursuant to the BuGaV in accordance with Art. 3.5. Such profits shall be calculated based on the audited financial statements of the Company for the Short Fiscal Year 1999 (the "SHORT FISCAL YEAR FINANCIAL STATEMENTS").

3.4.1 The Short Fiscal Year Financial Statements shall be prepared in accordance with past practice on the basis of the books and records of the Company, consistent with German Commercial Law and German generally accepted accounting principles (GRUNDSATZE ORDNUNGSGEMASSER BUCHFUHRUNG) consistently applied (BILANZKONTINUITAT), to present a true and fair view of the networth, the financial position and results (FINANZ-, VERMOGENS-UND ERTRAGSLAGE) within the meaning of Section 264 (2) HGB (German Commercial Code) of the Company's assets, financial condition and earnings, and the results of its operation as at the relevant date, observing continuity in accounting and evaluation methods. For the Short Fiscal Year 1999 the provisions for pensions will include one third of the maximum adjustment according to the new mortality lists (STERBETAFELN 1998 BY PROFESSOR DR. KLAUS HEUBECK). The pension accrual will be calculated following an actuarial opinion.

3.4.2 Purchaser undertakes to procure that, as promptly as practicable, but no later than four weeks following the Closing Date, the Company shall prepare and deliver to Seller and Purchaser the Short Fiscal Year Financial Statements consisting of a balance sheet (BILANZ), a profit and loss account (GEWINN- UND VERLUSTRECHNUNG), notes to the financial statements (ANHANG) and a report on the economic development and position of the Company (LAGEBERICHT).

3.4.3 As promptly as practicable, but no later than within six weeks following Purchaser's and Seller's receipt of the Short Fiscal Year Financial Statements, KPMG Deutsche Treuhand-Gesellschaft, Aktiengesellschaft Wirtschaftsprufungs-


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            gesellschaft, Dusseldorf ("SELLER'S ACCOUNTANTS"), on behalf and at the expense of the Company, shall complete the audit of the Short Fiscal Year Financial Statements.

3.4.4 As promptly as practicable, but no later than within four weeks following Purchaser's receipt of the audited Short Fiscal Year Financial Statements, BBMS Treuhandgesellschaft mbH, Wirtschaftsprufungsgesellschaft, Munich ("PURCHASER'S ACCOUNTANTS"), on behalf and at the expense of Purchaser, shall complete the review of the Short Fiscal Year Financial Statements. Purchaser's Accountants shall also be entitled to participate in the inventory count (INVENTUR) and to review any bookkeeping or other documents relating to the Short Fiscal Year Financial Statements as well as any previous Financial Statements of the Company. Purchaser's Accountants shall in particular be entitled to have access to the working papers of Seller's Accountants for the Short Fiscal Year Financial Statements or previous Financial Statements of the Company.

3.4.5 The purpose of Purchaser's Accountants' review is to determine whether the Short Fiscal Year Financial Statements have been prepared in accordance with the requirements set forth in this Art.
            3.4.1. If Purchaser's Accountants conclude that the Short Fiscal Year Financial Statements have been prepared in accordance with such requirements, then the Short Fiscal Year Financial Statements shall become final.

3.4.6 In the event of dispute between Purchaser's and Seller's Accountants with respect to the Short Fiscal Year Financial Statements, Seller and Purchaser shall first use their best efforts to resolve such dispute among themselves with the assistance of their accountants. If the dispute is settled, the Short Fiscal Year Financial Statements will become final.

3.4.7 If Seller and Purchaser are unable to resolve their dispute regarding the preparation of the Short Fiscal Year Financial Statements in accordance with Art. 3.4.1 within two weeks following either Party's written request for dispute resolution, the dispute shall be submitted to a mutually agreed independent


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            accountant whose resolution of such dispute shall be final and binding. If Seller and Purchaser are unable to agree on an independent accountant within four weeks following either Party's written request for dispute resolution, such accountant shall be determined at the request of either Seller or Purchaser by the Institut der Wirtschaftsprufer in Deutschland, e.V. (IDW) (Institute of Chartered Accountants in Germany); it being understood that an independent accountant shall have discretion (ENTSCHEIDUNGSSPIELRAUM) only in the range between the amounts in dispute between Seller's and Purchaser's Accountants, respectively.

3.4.8 The costs of such independent accountant shall be borne by Seller and/or Purchaser, respectively, in accordance with Sections 91 et seq. ZPO (German Code of Civil Procedure).

3.4.9 Once the Short Fiscal Year Financial Statements have become final and binding upon the Parties, Purchaser undertakes to pass the corresponding shareholder resolution with respect to the approval of the Short Fiscal Year Financial Statements without delay.

            In addition to the audit of the Short Fiscal Year Financial Statements the Parties agree that the audit shall also include the auditing of any payments or refunds under the Cash Pool Agreement by the Company or Seller, as the case may be, as set forth in the Termination Agreement attached as SCHEDULE 3.4.9. The auditing procedure described in the preceding Art. 3.4.1 to 3.4.8 shall apply accordingly with respect to this audit.

3.5         CALCULATION OF PURCHASE PRICE AND ADJUSTMENT.

3.5.1 Pursuant to the draft financial statements as per July 31,1999 attached as SCHEDULE 3.5.1 the Company has receivables) in the aggregate amount of DEM 17'401'000. This amount represents the balance of the following estimated balance sheet positions, namely
            (i) the repayment claim of the Company against Seller under the inter-


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            company loan (including interest), (ii) PLUS the VAT refund claim of the Company against Seller, (iii) PLUS the repayment claim of the Company against Seller in connection with the agreement of April 30, 1997 between Seller and some of its Affiliates, including the Company, on the one hand and Deutsche Bank AG, Duren, on the other hand (the "CASH POOL AGREEMENT"), (iv) MINUS settlement of the claim of Seller against the Company for the profit for the Short Fiscal Year 1999 according to HB I.

3.5.2 If and to the extent that the balance of (i) the repayment claim of the Company against Seller under the inter-company loan (including interest), (ii) PLUS the VAT refund claim of the Company against Seller, (iii) PLUS the repayment claim of the Company against Seller in connection with the Cash Pool Agreement, (iv) MINUS settlement of the claim of Seller against the Company for the profit for the Short Fiscal Year 1999 according to HB I, all as set forth in the draft financial statements as per July 31, 1999 (SCHEDULE 3.5.1) in the amount of DEM 17'401'000, exceeds the balance of the said items pursuant to the final and binding Short Fiscal Year Financial Statements, the Company is obliged to refund the balance between DEM 17'401'000 and the amount calculated on the basis of the final and binding Short Fiscal Year Financial Statements to Seller (the "REFUND AMOUNT"). In this case, the Purchase Price shall be reduced by the Refund Amount (the "PURCHASE PRICE REDUCTION") as further provided in Art. 3.5.3 below.

            If and to the extent that the balance of (i) the repayment claim of the Company against Seller under the inter-company loan (including interest), (ii) PLUS the VAT refund claim of the Company against Seller, (iii) PLUS the repayment claim of the Company against Seller in connection with the Cash Pool Agreement, (iv) MINUS settlement of the claim of Seller against the Company for the profit for the Short Fiscal Year 1999 according to HB I, all as set forth in the draft financial statements as per July 31, 1999 (SCHEDULE 3.5.1) in the amount of DEM 17'401'000, falls short of the balance of the said items pursuant to the final and binding Short Fiscal Year Financial Statements, Seller is obligated to pay the balance between DEM 17'401'000 and the amount calculated on the basis of the


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            final and binding Short Fiscal Year Financial Statements to the
            Company (the "PAYMENT AMOUNT"). In this case, the Purchase Price shall be increased by the Payment Amount (the "PURCHASE PRICE INCREASE") as further provided in Art. 3.5.3 below.

3.5.3 Any Refund Amount to be paid by the Company to Seller and any Purchase Price Reduction owed by Seller to Purchaser according to Art. 3.5.2 shall be due 14 (fourteen) days after the Short Fiscal Year Financial Statements have become final and binding. Seller herewith assigns his claim for the Refund Amount against the Company to Purchaser who accepts such assignment in settlement of the claim for Purchase Price Reduction of Purchaser.

            Any Payment Amount to be paid by Seller to the Company and any Purchase Price Increase owed by Purchaser to Seller according to Art. 3.5.2 shall be due 14 (fourteen) days after the Short Fiscal Year Financial Statements have become final and binding. After the Closing Date the Purchaser shall cause the Company to assign its claim for the Payment Amount against Seller to Purchaser who accepts such assignment in settlement of the claim for Purchase Price Increase of Seller who accepts such set-off.

3.5.4 Upon Closing Purchaser shall cause the Company to enter into the settlement agreement with Seller attached as SCHEDULE 3.5.4.

3.6         RIGHT TO RESCIND (RUCKTRITTSRECHT) THE AGREEMENT.

3.6.1 Should the conditions precedent to Closing set forth in Art. 3.2 of this Agreement not be met by September 17, 1999 (24.00 hours), Purchaser may rescind this Agreement unless Purchaser failed to use its reasonable best efforts to procure the satisfaction of such conditions.

3.6.2       Should the condition precedent to Closing set forth in Arts. 3.1 or
            3.2 and of this Agreement not be met by September 17, 1999 (24.00 hours), Seller may rescind


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            this Agreement unless Seller failed to use its reasonable best efforts to procure the satisfaction of such conditions.

3.6.3 If this Agreement is rescinded pursuant to Arts. 3.6.1 or 3.6.2 of this Agreement, such rescission shall be without liability of a Party to the other Party; provided that, if such rescission results from the willful failure of any Party to fulfill a condition to the performance of the obligations of the other Party or to perform a covenant of this Agreement or from a willful breach by any Party, such Party shall be fully liable for any and all damages incurred or suffered by the other Party as a result of such failure or breach.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants by way of an independent guarantee (SELBSTANDIGES GARANTIEVERSPRECHEN) as of the date hereof that all of the following statements shall be true and correct:

4.1.1 ORGANIZATION AND QUALIFICATION. The Company is duly organized and validly existing under the laws of Germany as shown in the excerpt of the commercial register attached hereto as SCHEDULE 4.1.1(A) and has the full right and authority to own and to operate its properties and to engage in the business in all jurisdictions in which it is now engaged. All matters relating to the Company which require registration are truly and completely reflected in Schedule 4.1.1(a) and there are no missing registrations in the Commercial Register, except for the termination of the BuGaV.

            Seller is duly organized and validly existing under the laws of Germany as shown in the excerpt of the commercial register attached hereto as SCHEDULE 4.1.1(B) and has full corporate power and authority to own the Shares. Seller has all


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            necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform the obligations hereunder. This Agreement has been duly executed and delivered by Seller. Assuming the due execution of this Agreement by Purchaser, this Agreement is a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

            The Articles of Association of the Company in effect on the Closing Date are attached as SCHEDULE 4.1.1(C). These Articles of Association have not been amended and there are no side agreements relating to the Company which would be binding upon Purchaser or which would affect Purchaser's rights in the Company. The Company no subsidiaries, representations or offices other than those listed in SCHEDULE 4.1.1(D). The Company does not own directly or indirectly any capital stock of or any equity interest in any other Person.

            No proceedings under the relevant insolvency laws have been initiated or threatened to be initiated by or against Seller or the Company, respectively; to the Best of Seller's Knowledge there are no grounds for the initiation of such proceedings in the foreseeable future.

4.1.2 CAPITAL STRUCTURE. The Company has a fully paid in nominal capital (STAMMKAPITAL) of DEM 20'000'000 which is not diminished by any repayment of capital or withdrawal of profit to Seller. No further capital, partnership interests, shares or similar rights in the Company have been or will be created or issued or agreed to be issued by the Closing Date. All the Shares sold pursuant to Art. 2.1 of this Agreement are fully paid in in cash and non-assessable.

4.1.3 OWNERSHIP. Upon transfer of the Shares Purchaser will receive good and valid title to the Shares with all rights pertaining thereto, free and clear of any lien or encumbrance or any restrictions or any rights of third parties whatsoever. The Shares represent 100 % of the entire issued share capital of the Company. Since


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            the formation of the Company on December 6, 1991 the Shares have been continuously held by Seller who is a legal entity (JURISTISCHE PERSON) entitled to corporate tax credits (aNRECHNUNGSBERECHTIGTE JURISTISCHE PERSON).

4.1.4 FINANCIAL STATEMENTS. Seller has provided Purchaser with the audited financial statements (JAHRESABSCHLusse) of the Company for the fiscal years ending on December 31, 1996, 1997 and 1998, as testified by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Dusseldorf, on February 7, 1997, February 13, 1998 and February 12, 1999, (together the "FINANCIAL STATEMENTS").

            The Financial Statements

            (i) were prepared in accordance with the books and records of the Company;

            (ii) were prepared consistent with German commercial law in accordance with German generally accepted accounting principles consistently applied; and

            (iii) present a true and fair view of the net worth, the financial position and results (FINANZ-, VERMOGENS- UND ERTRAGSLAGE) within the meaning of Section 264 (2) HGB of the Company's assets, financial condition and earnings, and the results of its operations as at the relevant dates thereof and for the periods covered thereby, observing continuity in the accounting and evaluation methods, unless otherwise stated in the Financial Statements.

4.1.5 ABSENCE OF ADVERSE CHANGES. In the period between January 1, 1999 and the Closing Date and except as disclosed in SCHEDULE 4.1.5, the
            Company:

            (i) has conducted its business in the ordinary course and has not entered into any unusual commitment, contract or contract amendment/termination and has not changed or terminated any Contract other than in the ordinary course;

            (ii) has not incurred any obligation or liability except current liabilities incurred in the ordinary course of business and has not mortgaged, pledged or subjected to a lien or otherwise encumbered any of its assets or disposed of any of its tangible or intangible fixed assets with a value exceeding
                  DEM 100'000 in the individual case;

            (iii) has not incurred or taken any action which in Seller's reasonable view is likely to lead to a Material Adverse
                  Effect;

            (iv) has not granted any loan except for any payments under the Cash Pool Agreement, nor made any borrowing, given any guarantee or dissolved or withdrawn any hidden reserves nor made any declaration or setting aside or payment or any other distribution of profit except for the profits for the fiscal year ending on December 31, 1998; and

            (v) has not incurred any material change in the financial condition, business operations, cash flow, assets of the Company, including, without limitation, any material change in the purchasing patterns of any of the major customers of the Company or the prizing of the Company's products.

4.1.6 PERMITS AND AUTHORIZATIONS. Unless otherwise disclosed in SCHEDULE 4.1.6, the Company has all the permits and authorizations which are necessary to carry on its business as presently conducted. The fact that this Agreement is executed and the transactions contemplated herein are consummated will not lead to the automatic termination of the Company's permits and authorizations and will also not give rise to any rights of the competent authorities or other third parties to terminate such permits and authorizations. Furthermore, the Company is in particular, but not limited thereto,

            (i) in possession of all building permits required under the applicable laws and has in particular complied with the terms and conditions set forth therein;

            (ii) in possession of all permits required under applicable laws required for drawing water from the wells and has in particular complied with the terms and conditions set forth therein;

            (iii) in possession of all permits required under applicable laws for water discharge into the river Lahn and /or the sewage system as the case may be and has in particular complied with the terms and conditions set forth therein. The license for water discharge of August 4, 1999 is in full force and effect and has not been revoked. There are no reasons which would justify a revocation of this discharge license. The Company is in full compliance with the terms and conditions set forth in the license and the supplementary provisions contained therein and there are no reasons to believe that the obligations set forth in the license will not be complied with by the Company when due. Compliance with the terms, conditions and supplementary provisions set forth in the license will not cause any expenses of the Company other than those expenses required for compliance with the terms, conditions and supplementary provisions fixed in the previous license of November 20, 1995 except for the costs for the planning study (PLANUNGSSTUDIE) provided for in section II 3. of the license for water discharge of August 4, 1999. The Company has duly paid the water discharge fee for the time period up to December 31, 1998 and earlier periods of time and has paid any amounts due for the time period up to July 31, 1999.

4.1.7 CLAIMS AND LITIGATION. Except as reflected in SCHEDULE 4.1.7 there are no actions, suits or proceedings pending or, to the Best of Seller's Knowledge, threatened against the Company either in court or before any administrative board, agency or commission or arbitral tribunal which involve a claim by a third party against the Company or by the Company against a third party in an amount exceeding DEM 100'000 and, to the Best of Seller's Knowledge, there are no grounds or indications that any such actions, suits or proceedings are forthcoming.

4.1.8 NO CONFLICT OR VIOLATION. Except as reflected in SCHEDULE 4.1.8, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach of, or a default under, any term or provision of any contract to which the Company is a party or by which any assets of the Company are bound, which breach or default would interfere in any material way with the ability of Seller to consummate the transactions contemplated by this Agreement.

4.1.9 TITLE TO ASSETS. Except as disclosed in SCHEDULE 4.1.9 and except for retentions of title (EIGENTUMSVORBEHALTE) and security transfers (SICHERUNGSUBEREIGNUNGEN/-ABTRETUNGEN) incurred in the ordinary course of business, and except for statutory landlord's liens (VERMIETERPFANDRECHTE), the Company has good title to or the valid right to use its fixed assets free of any lien. A true and complete list of the fixed assets with a value exceeding DEM 100'000 in the individual case which are owned by the Company and a separate list of the fixed assets with a value exceeding DEM 100'000 in the individual case which are leased by the Company are attached as
            SCHEDULE 4.1.9. These assets are in a reasonable operating condition and state of maintenance and repair (subject to normal wear and tear) and are sufficient to conduct the business of the Company to the same extent and in the same manner as conducted prior to the Closing Date, unless otherwise disclosed in the SCHEDULES. Unless disclosed in SCHEDULE 4.1.9, Seller or any of its Affiliates do not retain or own any tangible or intangible fixed assets used exclusively or used primarily by the Company.

4.1.10 PUBLIC INVESTMENT GRANTS, PREMIUMS AND SUBSIDIES. Except as disclosed in SCHEDULE 4.1.10, the Company has not received any investment grants (INVESTITIONSZULAGEN), premiums
            (INVESTITIONSZUSCHUSSE) or subsidies (SUB-VENTIONEN).

4.1.11 TAXES. The Company has timely filed all tax returns for all Taxes required by law to have been filed. The Company has paid all Taxes which have become due by the Closing Date whether pursuant to said returns or pursuant to any assessment and there is no further liability for any such taxes and no interests or penalties accrued or accruing with respect thereto, except as reflected in SCHEDULE 4.1.11; the indemnification for Taxes is separately dealt with under Art. 5.6.4.

4.1.12 LABOUR, EMPLOYMENT AND PENSIONS; AGENCY AGREEMENTS. Except as reflected in SCHEDULE 4.1.12, the Company's pension plans, benefit plans or similar health and welfare commitments comply with applicable laws; except as disclosed in the Financial Statements or the Short Fiscal Year Financial Statements or SCHEDULE 4.1.12 there are no other pension plans, benefit plans or similar health and welfare commitments, and the Company has made all contributions to their pension plans, benefit plans or similar health and welfare commitments as required by applicable law and the documents which govern the terms of such arrangements and has in particular made sufficient provisions in accordance with Section 6a EStG (in accordance with Art. 3.4.1) for any such plans in the Financial Statements. No labour complaint (ARBEITSGERICHTSVERFAHREN) other than reflected in Schedule 4.1.12. is pending against the Company before any federal, state or local agency or other judicial or administrative forum and no labour strike or other labour trouble affecting the Company is pending. No change in the compensation or other terms of engagement of any managing director (GESCHAFTSFUHRER) or other employee of the Company is due or has been agreed to, except for the normal annual salary review. SCHEDULE 4.1.12(A) contains a complete and correct list of all employees of the Company as of the date hereof, including the respective salaries or wage rates for each class of employees, the entrance date, their position, their termination period and any special termination protection. Furthermore, SCHEDULE 4.1.12(B) contains a list of each collective bargaining agreement (TARIFVERTRAG), shop agreement (BETRIEBSVEREINBARUNG) or comparable agreements and material applicable usages (BETRIEBLICHE UBUNGEN), if any; and there are no claims of the State Labour Office (LANDESARBEITSAMT), whether absolute, accrued, contingent, due or to become due for any liabilities pursuant to Section 128 AFG (German Act to Promote Employment). Schedule 4.1.12(c) contains a complete and correct list of all sales agents of the Company as of the date hereof, including the respective compensation schemes (VERGUTUNGSREGELUNG), entrance date, product line and territory.

4.1.13 INTELLECTUAL PROPERTY/KNOW-HOW. Except as reflected in SCHEDULE 4.1.13, the Company owns or has adequate license to use all the know-how, patents, copyrights, trademarks, utility patents and design patents and other intellectual property rights which are necessary for the conduct of its business as it is now conducted. SCHEDULE 4.1.13 contains a true and complete list of all patents, copyrights, trademarks, utility patents and design patents and any licenses owned or used by the Company (except for standard software licenses). To the Best of Seller's Knowledge, the Company uses the foregoing rights without infringement of or conflict with any rights of third parties.

4.1.14      COMPLIANCE WITH LEGAL REQUIREMENTS.

            (i) The Company has not violated in any material respect applicable laws, ordinances, regulations, decrees or orders of any government entity in a manner that such violation could lead to losses or remedial costs exceeding an amount of DEM 500'000 in the aggregate.

            (ii) The competent authorities have not informed the Company in writing that they will issue any order with which the Company does not already comply where compliance with such order could lead to losses or remedial costs exceeding an amount of DEM 500'000 in the aggregate.

4.1.15 REAL ESTATE. The Company has good and valid title to the real estate listed in SCHEDULE 4.1.15. There are no other liens, rights of third parties, charges or encumbrances on such real estate than those reflected in SCHEDULE 4.1.15.

            Unless disclosed in SCHEDULE 4.1.15, to the Best of Seller's Knowledge there are no agreements, ancient rights (so-called ALTRECHTE) or any other rights relating to such real estate which have not been entered into the land register (GRUNDBUCH) nor any duties (DULDUNGS-, NUTZUNGS- UND HANDLUNGSPFLICHTEN) to which the Company is subject including, but not limited to, maintenance obligations (INSTANDHALTUNGSPFLICHTEN), rights of way or access (WEGERECHTE UND RECHTE ZUM BETRETEN ODER BEFAHREN) or any other rights of use (NUTZUNGSRECHTE) with respect to such real estate. Seller has delivered to Purchaser true, correct and complete copies, accurate in substance with respect to the actual legal status, of all land register extracts (GRUNDBUCHAUSZUGE) with respect to real estate. There are no other obligations of the Company to transfer title (UBEREIGNUNG) or to create any other rights (DINGLICHE RECHTE) in the real estate except for those disclosed in SCHEDULE 4.1.15.

            All of the buildings, fixtures and other improvements owned, leased or otherwise used by the Company are in reasonable operating condition and have been maintained in accordance with reasonable industry practices.

           The Company has access to all utilities, including water and sewage, necessary to operate the business in the ordinary course and as presently conducted. There are no condemnation (ABBRUCHSVERFUGUNG oder ENTEIGNUNGSVERFAHREN) or appropriation (BEHORDLICHE INBESITZNAHME-VERFUGUNGEN) proceedings pending or, to the Best of Seller's Knowledge, threatened against any of such real property or improvement.

           None of the real estate now or heretofor owned, leased or used by the Company, to the Best of Seller's Knowledge, is or has been used by the Company in any manner in material violation of applicable building, zoning, land use, administrative, occupational or safety or health law or regulation.

4.1.16 CONTRACTS AND COMMITMENTS. SCHEDULE 4.1.16 lists all Contracts of the Company of the following type,


            (i)   any agreement not to compete;

            (ii) any agreement containing "change of control" or similar provisions;

            (iii) any employment agreement which has a notice period in excess of six months or provides for a per annum salary in excess of DEM 150'000 or provides for severance payments in excess of DEM 150'000 other than those covered by pension plans, reserves in the Company' balance sheets or otherwise;

                  (iv)  any loan agreement or indenture; or

                  (v) any distribution or supply arrangement which cannot be canceled without penalty within twelve months.


4.1.17 CAPITAL COMMITMENTS. There are no outstanding contractual commitments of the Company in excess of DEM 250'000 in the aggregate to purchase equipment or to make improvements to real property, unless disclosed in SCHEDULE 4.1.17.

4.1.18 INSURANCE COVERAGE. The Company maintains with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or similar business as the Company.

4.1.19 ENVIRONMENTAL PROTECTION. The representations and warranties relating to environmental matters and their indemnification are dealt with separately under Art. 5.6.6.

4.1.20 YEAR 2000 COMPLIANCE. The Company has exercised due diligence in investigating the possibility of the occurrence of Year 2000 Problems. The Company is not aware that the computer systems, software or other processing equipment used by the Company are likely to suffer Year 2000 Problems which cannot be cured without extraordinary expenditure exceeding in the aggregate DEM 500'000. For purposes of this Agreement "Year 2000 Problems" shall mean errors or impaired performance in data processing, in the output of data or in the operation of any equipment or software which, in the opinion of an independent IT specialist, are connected with or relate to the failure of any computer system, software or other processing equipment used by the Company to give due chronological recognition to calendar dates before, on or after January 1, 2000 when processing data.

4.1.21 PRODUCT LIABILITY. Except for claims incurred in the ordinary course of business, the Company has not incurred any uninsured claims for products manufactured, sold or supplied which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or which do not comply with applicable law.

4.1.22 BROKER'S FEE. The Company has not employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement to whom it would be obligated to pay a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

4.1.23 TRANSACTION WITH SELLER. Except for the BuGaV, the claims and agreements mentioned in Art. 3.5 and further agreements listed in
            SCHEDULE 4.1.23, there are no agreements, or claims or liabilities (incl. inter-company loans) between Seller and the Company, or between the Company and an Affiliate of Seller or a Person related to Seller. Unless otherwise disclosed in SCHEDULE 4.1.23, since such agreements can be replaced by the Company at any time by third-party agreements with essentially the same commercial terms, the Company is able to conduct its business on a stand-alone basis as presently conducted even in the event of a termination of any of the agreements listed in SCHEDULE 4.1.23.

4.1.24      BANK ACCOUNTS.

            (i) SCHEDULE 4.1.24 lists the names and addresses of every bank and other financial institution in which the Company maintains an account (whether a check, savings or other account), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto and the credit or debit balance as of July 31, 1999 (24.00 hours) and includes corresponding bank confirmations (SALDENBESTATIGUNGEN).

            (ii) Except as expressly set forth in SCHEDULE 4.1.24, there is no outstanding financial debt of the Company towards any bank or other financial institution.

4.1.25      CUSTOMERS AND SUPPLIERS.

           SCHEDULE 4.1.25 contains a true and complete list of the ten largest customers and suppliers of the Company by sales volume for the last three business years as well as the relevant list for the Short Fiscal Year 1999. To the Best of Seller's Knowledge no substantial customer of, or substantial supplier to the Company will reduce the extent of its previous dealing with the Company to any material degree, except for the general development of the economy or the market. None of the principal suppliers or customers of the Company has for the last two years given notice terminating, cancelling or, to the Best of Seller's Knowledge, threatening to terminate or cancel any contract or relationship with the Company, except as disclosed in
           SCHEDULE 4.1.25.

4.1.26      NO OTHER WARRANTIES.

            All explicit or implied representations or warranties which might exist under statutory law or otherwise in addition to those contained in this Art. 4 Are expressly excluded.

4.2 DUE DILIGENCE DOCUMENTATION. Prior to the execution hereof, Purchaser has been given access to the sites and management of the Company and to specific documentation regarding the Company (the "DUE DILIGENCE DOCUMENTATION"). Such Due Diligence Documentation shall operate as a limitation of Seller's liability under the representations and warranties contained in this Art. 4 and of Purchaser's rights under Art. 5 to the extent that Seller shall only be released from its liability if all relevant facts on which any such liability is based and on the possible scope of damages (SCHADENSUMFANG) have been disclosed in the Due Diligence Documentation in such a way that without further investigation by merely applying the law Purchaser could have determined such liability by its merits (DEM GRUNDE NACH); apart therefrom, the application of Section 460 BGB to this Agreement is expressly excluded. For evidence purposes (ZU BEWEISZWECKEN) the Due Diligence Documentation shall be initialled on behalf of Purchaser and shall be deposited (HINTERLEGT) with Seller and with a copy to Purchaser.

4.3         REPRESENTATIONS AND WARRANTIES OF PURCHASER.

4.3.1 ORGANIZATION. FiberMark GmbH I and FiberMark GmbH II are duly organized and validly existing companies with limited liability under the laws of Germany as shown in the EXCERPTS OF THE COMMERCIAL REGISTER attached hereto as SCHEDULE 4.3.1 and have full corporate power and authority to conduct their business as it is presently being conducted.


4.3.2 LEGAL AND AUTHORIZED TRANSACTIONS. The execution and delivery by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by Purchaser. This Agreement and all other agreements contemplated hereby, upon execution and delivery by Purchaser, will constitute legal, valid and binding obligations of Purchaser enforceable in accordance with its terms.


4.3.3 NO BREACH. Neither the execution and delivery by Purchaser of, or the performance by Purchaser of its obligations, under this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, will violate any provision of the charter or by-laws of Purchaser.


4.3.4 PURCHASER'S FINANCING. As of the Closing Date, Purchaser will have the funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.


4.3.5 NO RETROACTIVE RESTRUCTURING. Purchaser shall not restructure the Company with retroactive effect for the period of time prior to August 1, 1999 under the Act Regulating Transformation Taxes of Companies (UMWANDLUNGSSTEUERGESETZ).

                                    ARTICLE 5


                                    REMEDIES


5.1 TERM OF INDEMNITIES, COVENANTS, WARRANTIES AND REPRESENTATIONS. The claims of Purchaser against Seller under this Agreement including claims under the indemnities, covenants, representations and warranties set forth in this Agreement shall survive until December 31, 2000 (24.00 hours) , save that


           (i) a claim pursuant to Art. 5.6.4 of this Agreement may be asserted within six months after the assessment or reassessment of taxes or of social security payment obligations or comparable charges relating to any period up to July 31, 1999 served upon the Company has become final, unappealable and binding upon the respective recipient;


           (ii) any environmental remedies related to environmental protection set forth in Art. 5.6.6 of this Agreement are subject to a limitation period of four years; and


           (iii) any rights or claims with regard to defects in rights (RECHTSMANGEL) of the Shares are subject to a limitation period of 30 years.


           The claims of Purchaser against Seller shall not expire if and to the extent Purchaser files for arbitration pursuant to Art. 9.2 prior to the expiration of such limitation periods; ss. 209 and ss. 215 BGB shall be applied by analogy. As regards claims of Purchaser under Art. 5.6.6, the limitation period for any such claims shall not expire if Purchaser provided Seller with a written statement which corresponds to the form attached as SCHEDULE 5.1 / 5.2.1 regarding the claim asserted by Purchaser and the facts known to Purchaser on which such claim is based prior to the expiration of the four-year limitation period set forth in Art. 5.1 (ii) above.


5.2        NOTICE AND OPPORTUNITY TO DEFEND.

5.2.1 WITHIN 60 DAYS AFTER EITHER (I) PURCHASER OR THE COMPANY HAVE OBTAINED KNOWLEDGE OF THE MATERIAL ELEMENTS OR FACTS, OR (II) RECEIPT BY PURCHASER OR THE COMPANY OF WRITTEN NOTICE OF ANY CLAIM OR POTENTIAL CLAIM BY ANY THIRD PARTY, WHICH COULD GIVE RISE TO A CLAIM FOR BREACH OF REPRESENTATIONS, WARRANTIES, COVENANTS OR INDEMNIFICATIONS PURSUANT TO THIS AGREEMENT, PURCHASER SHALL GIVE SELLER WRITTEN NOTICE WHICH CORRESPONDS TO THE FORM ATTACHED AS
           SCHEDULE 5.1 / 5.2.1 DESCRIBING THE FACTSOF SUCH CLAIM OF PURCHASER IN REASONABLE DETAIL TO THE EXTENT THEN KNOWN. FAILURE TO GIVE NOTICE WITHIN 60 DAYS SHALL NOT AFFECT PURCHASER'S REMEDIES HEREUNDER EXCEPT TO THE EXTENT PROVIDED FOR IN ART. 5.5.4.


5.2.2 In case of a claim by any third party which could give rise to a claim against Seller for breach of representations, warranties, covenants or indemnifications pursuant to this Agreement (the "Claim"), the Parties shall cooperate in causing the Company to use its best efforts and shall also use their best efforts to defend against such Claim if sued personally. Purchaser shall, in particular, not settle such Claim and cause the Company not to settle such Claim without the prior written consent of Seller which shall not be unreasonably withheld. If and to the extent that Purchaser and/or the Company settle any such Claim without the consent of Seller (provided that such consent is not unreasonably withheld), Seller shall not be liable pursuant to this Agreement. If Seller acknowledges liability to Purchaser in writing and there are important reasons for Seller, then Seller shall have the right to defend, at its own expense and by its own counsel (who shall be reasonably satisfactory to Purchaser), any such matter, provided that such defense can have no ongoing material adverse effect on the business of the Company for the period of time after the Closing Date. If Seller undertakes to defend any such asserted liability, Seller shall promptly notify Purchaser of its intention to do so, and Purchaser shall cooperate fully with, and provide at the cost of Seller appropriate documentation and support as reasonably requested by Seller and their counsel in the defense against any such asserted liability. Seller shall not settle any such Claim without the prior written consent of Purchaser which shall not be unreasonably withheld. Purchaser shall have the right, at its own expense, to participate in the defense of such asserted liability. Purchaser may direct Seller to agree to compromise any asserted liability against

           Purchaser or the Company at any time if it turns out that the defense may have a material adverse effect on the business of the Company for the period of time after the Closing Date. If and to the extent that Purchaser so directs, Seller shall not be liable pursuant to this Agreement, unless Purchaser would be entitled to settle such claim in accordance with the second sentence of this Art. 5.2.2.


5.3 RELATION TO CERTAIN STATUTORY PROVISIONS. In connection with the foregoing and without prejudice to the provisions of the first sentence of Art. 5.2.1 of this Agreement, the Parties waive all notification and examination requirements under ss. 377 HGB; in particular, Purchaser may assert claims for indemnification or for breach of representations, warranties and covenants prior to the lapses of the periods mentioned in Art. 5.1 of this Agreement which shall be read as extension of the applicable statutory term and such statute of limitation shall end on the last day of the terms set forth in Art. 5.1 of this Agreement.


5.4 PURCHASER'S REMEDIES. In case of a breach of a representation or a warranty pursuant to Art. 4, Purchaser shall first request from Seller to cure the breach within a reasonable time period. If such cure is not effected by Seller within such a time period, Purchaser, subject to the exclusions and limitations set forth in this Art. 5, shall be entitled to claim damages by restitution in kind (NATURALRESTITUTION) within the limits of ss. 251 (2) first sentence BGB or to claim damages (SCHADENSERSATZ IN GELD) including lost profits (ENTGANGENER GEWINN) and consequential damages (ERSATZ VON MANGELFOLGESCHADEN) payable to Purchaser or, if Purchaser so directs, to the Company, in the amount which is necessary to establish the state described in such representation or warranty, such damages to be payable out of the Escrow Account in accordance with the Escrow Agreement. Unless otherwise provided in this Agreement, all other and further reaching rights and remedies related to the representations and warranties under Art. 4 which might exist under statutory or case law or otherwise in addition to those expressly provided for in this Art. 5.4 of this Agreement which would lead to a reduction of the Purchase Price (MINDERUNG) or rescission of this Agreement (RUCKTRITT) or avoidance on the ground of error (IRRTUMSANFECHTUNG) are excluded, provided, however, that Purchaser shall be authorized to rescind (ZURUCKTRETEN) this Agreement only if title to the Shares is not provided to Purchaser free and clear of any restrictions or rights of third parties and Seller fails to remedy such breach of warranty within two months after having been notified in writing thereof.


5.5 EXCLUSION OF LIABILITY. Seller shall not be liable in respect of a claim of Purchaser pursuant to this Agreement, including claims under Art. 4,


5.5.1 if and to the extent that any provision, reserve or expense for the matter giving rise to the claim was reflected in the Financial Statements;


5.5.2 for any and all cost, damages and expenses arising out of any misrepresentation or breach of representations, warranties or covenants if and to the extent such cost, damages and expenses are recoverable from a third party, including but not limited to, an insurance company under an insurance policy taken out by Seller or the Company prior to the date hereof;


5.5.3 if and to the extent that any Taxes for which the Company is liable is reduced as a result of any matter giving rise to a claim of Purchaser under the above representations and warranties;


5.5.4 if and to the extent that any damage or loss was caused by any act or omission of Purchaser or the Company or by the fact that Purchaser or the Company have failed to take the necessary steps to mitigate the damage caused by a breach of a representation or warranty.


5.6        LIMITATIONS AND INDEMNIFICATIONS.


5.6.1 DEDUCTIBLE. Seller's liability for claims for breaches of representations and warranties under Arts. 4 and 5 shall apply only if, and to the extent, that such claims, in the aggregate, exceed DEM 415'000 (the "DEDUCTIBLE"), except, however, that any claims based on
           (i) fraud (ARGLIST) or intentional misconduct (VORSATZLICHES FEHLVERHALTEN), or (ii) claims for full and valid transfer to Purchaser of all Shares, free of any lien, shall not be subject to the Deductible.

5.6.2 MAXIMUM RECOVERY. Notwithstanding anything in this Agreement to the contrary, Seller' liability for claims for breaches of representations and warranties under Arts. 4 and 5 hereof, shall not exceed the balance available, from time to time, on the Escrow Account. Any claim under Art. 5.6.6 (vi) (a) shall be charged against the Escrow Account and shall reduce the maximum recovery amount set forth in this Art. 5.6.2. Claims based on (i) fraud or intentional misconduct., or (ii) claims for full and valid transfer to Purchaser of all Shares, free of any lien, shall not be subject to this limitation.


5.6.3      INTENTIONALLY DELETED.


5.6.4      INDEMNIFICATION FOR TAXES.


           After Closing, Purchaser shall at Seller's request cause the Company to issue all powers and authorisations necessary to enable Seller to and Seller at its own expense shall have the right to, handle the tax matters, including tax audits, of the Company in respect of issues concerning the time period up to July 31, 1999. Purchaser shall cause the Company to give Seller, at its own expense, all information, copies, records and materials and other assistance that Seller may reasonably require for handling such tax matters. To the extent that Seller is directly or - as a consequence of this Agreement - indirectly affected by any measure taken by the tax authorities, Seller shall have the right, at its own expense, to raise objections or to launch appeals in the name of the Company, provided Seller presents the written drafts of the objection or appeal to the Company and the Company agrees in written form prior to filing. The Company may not refuse its approval in case the successful objection or appeal cannot have any negative tax effects on the tax assessment of the Company which is the subject of such objection or appeal.


           Seller shall indemnify the Company against Taxes of any kind owed by or leading to a liability of the Company in each case including any interests thereon or connected therewith which relate to the time period ending on July 31, 1999 and which by such date have not been paid in full (excluding (i) wage taxes and social security contributions for July 1999, (ii) additional payments of net assets tax (VERMOGENSTEUERNACHZAHLUNGEN) in the amount of DEM 2'664 and (iii) additional payments of real estate tax (GRUNDSTEUERNACHZAHLUNGEN) in the amount of DEM 24'080) and which do not merely result from a time-wise shifting of the tax basis.


           The amount of any tax refunds which do not merely result from a time-wise shifting of the tax basis and which are assessed in a legally effective assessment (BESTANDSKRAFTIGER STEUERBESCHEID) for periods up to July 31, 1999 shall work as a reduction of the amount of indemnity payable by Seller hereunder. In the event that Seller shall have made any payment in respect of this indemnity and thereafter such tax reimbursements are obtained, the amount thereof shall be reimbursed to Seller up to the amount of the indemnity paid by Seller already.


           The Parties agree that the tax consultants's fees in connection with
           (i) tax returns for the fiscal year 1998 in an estimated amount of DEM 10'000 and (ii) tax returns for the Short Fiscal Year 1999 shall be borne by the Company.


5.6.5      INDEMNIFICATION FOR FINANCIAL DEBT.


           Seller shall indemnify Purchaser for any financial debt owed by the Company as of the Closing Date to banks or other financial institutions or to Seller or any of its Affiliates, if and to the extent such financial debt including accrued interest as of the Closing Date and penalties or other fees for the early termination of the loans with Eurohypo Aktiengesellschaft and Nassauische Sparkasse exceed the maximum amount of DEM 17'615'000 in the aggregate.


5.6.6      INDEMNIFICATION FOR ENVIRONMENTAL POLLUTION.


(i) In respect of the real estate owned by the Company and/or regarding the real estate currently or formerly used by the Company to conduct its business on or prior to the Closing Date and/or in respect of the real estate adversely affected by the Company's business, the Parties agree on the following final regulation in respect of their mutual rights and duties regarding environmental pollution. To the extent that rights and claims are expressed to pertain to the Company, this Article shall be deemed to be an agreement directly for the benefit of third parties (UNMITTELBARER VERTRAG ZUGUNSTEN DRITTER).


(ii) "ENVIRONMENTAL POLLUTION" for purposes hereof shall mean contamination (BELASTUNG) on or in the ground or soil, buildings and installations thereon and the ground water, deposits of production and other waste from industrial or business activities - whether such deposits are above ground or subsoil - provided that such contamination or deposits were present or caused by the Company or its predecessor(s) prior to the Closing Date or, as regards real estate owned by the Company or used by the Company on or prior to the Closing Date, also such contamination or deposits which were caused by third parties and which on the Closing Date or thereafter constitute a danger to public safety or in respect of which clean-up measures have to be performed with the consent of Seller or become necessary due to justified claims of third parties. Environmental Pollution shall in particular mean adverse changes in the soil or contamination, areas of soil in which hazardous contamination is suspected (VERDACHTSFLACHEN) or areas in which Environmental Pollution is suspected (ALTLASTENVERDACHTIGE FLACHEN) as defined inss. 2 (3) to (6) Federal Soil Protection Act (BUNDES-BODENSCHUTZGESETZ).


(iii) "CLEAN-UP MEASURES" for purposes hereof shall mean all measures related to Environmental Pollution to which Seller has consented or which are required in order to comply with orders of public authorities or court decisions or justified claims of third parties. . This shall also include the determination of the existence of Environmental Pollution, the examination and evaluation of the type, scope and extent and the potential danger of the Environmental Pollution, the investigation, planning, tendering and implementation of the clean-up measures, the demolition and excavation measures, the transportation and dumping of contaminated soil or debris at disposal sites, the measures for the recycling of such contaminated soil or debris, the technical project management as well as all engineering and legal consultancy services. Further included are all measures required in order to restore the ground water and surface water to a state which complies with the applicable water law regulations. Clean-Up Measures shall also include, in particular, but without limitation, measures as defined in ss. 2(7) and (8) Federal Soil Protection Act (BUNDES-BODENSCHUTZGESETZ).


           Clean-Up Measures shall further include measures which are required due to contamination of the ground water on the business premises in order to secure the Company's need for water to be used for its production and other business purposes. This can also include the installation of new wells for water to be used (BRAUCHWASSERBRUNNEN)
           - even if such wells are installed only on a temporary basis - at other places also outside the business premises as well as the corresponding water pipelines to the business premises. In the event that this is not possible at a reasonable cost, the additional drawing of water from the public water system shall constitute Clean-Up Measures for the purposes of this Article 5.6.6.


           Purchaser shall be under an obligation to notify Seller of any order of a public authority, including any order for immediate enforceability (ANORDNUNG DES SOFORTVOLLZUGS), and of any court decision, which order or decision contains an obligation to carry out Clean-Up Measures without undue delay following service of such orders or decisions upon the Company. Upon Seller's written demand, Purchaser shall be under an obligation to cause the Company to file for any remedy or appeal available against such order of public authorities or court decision, provided any such remedies or appeals are not obviously unfounded (OFFENSICHTLICH UNBEGRUNDET). Seller shall bear all proven costs - including the actual legal fees, whether on the basis of usual hourly rates or the subject matter value (GEGENSTANDSWERT) - incurred in pursuing any such remedies or appeals in accordance with Art. 5.6.6 (vi). The Company may conclude settlements and may give any other declarations required to end proceedings, provided that Seller is notified in advance and in writing of any such intention and provided that Seller does not raise any objections thereto in writing within a period of four weeks after notification. Seller is under an obligation to support the Company in pursuing any of the above actions for remedy or appeal with all means available to it.


           If and to the extent the Company fails (a) to comply with its foregoing obligation to file any such remedy or appeal duly demanded by Seller, or (b) to pursue any such remedy or appeal in accordance with ordinary professional standards, or (c) to refrain from the conclusion of a settlement to which Seller raised objections which are not obviously unfounded, then Seller shall be released from its liability under this Art. 5.6.6, provided and to the extent that such failure by the Company caused Clean-Up Costs which could have been avoided if such failure would not have occurred.


           For reasons of clarification it is noted that to the extent the Company and/or Purchaser conclude at any time that there is contamination (UMWELTLASTEN) which may require Clean-Up Measures they must first consult with Seller but may decide at any time and in their sole discretion to disclose any such circumstances to the public authorities.


(iv) "CLEAN-UP COSTS" for purposes of this Article shall mean the costs caused by the preparation and implementation of Clean-Up Measures and shall further include damages for any losses suffered by the Company due to an interruption or close-down of its business or part thereof, provided such interruption or close-down is caused by an order of a public authority or court decision or is a direct consequence thereof.


           Clean-Up Costs for purposes of this Article shall not include the actual planning and construction costs (PLANUNGS- UND BAUAUSFUHRUNGSKOSTEN) or expenses of the Company in connection with
           (a) the renewal of the sewage system of the Company, (b) the implementation of a new divider system for waste-water discharge water, and shall further exclude any costs and expenses to the extent that (c) such Clean-Up Costs are reflected by a provision in the amount of DEM 452'100 set forth in the draft financial statements attached as SCHEDULE 3.5.1, which provision was originally set up in the first business year of the Company after the acquisition of the assets from Feldmuhle AG or (d) any such issues are already compensated under the representation and warranty pursuant to Art.
           4.1.6 of this Agreement except for any issues which are the subject of Art. 5.6.6 (iii) second paragraph which shall remain unaffected.

           Furthermore, Clean-Up Costs for the purposes of this Article shall not include any costs for Clean-Up Measures which are required only because of the construction of buildings and/or installations which did not exist on the Company's real estate on the Closing Date to the extent such Clean-Up Costs are directly attributable to such construction; however, Clean-Up Costs shall include the costs for Clean-Up Measures to the extent they go beyond the actual space required for such buildings or installations.


(v) Seller shall fully indemnify the Company against and hold the Company harmless from any and all Clean-Up Costs for Clean-Up Measures which the Parties agreed upon or which the Company has to perform in accordance with a first instance court decision (HAUPTSACHE- ODER EILVERFAHREN) or which become necessary due to an order of the public authorities or justified claims of third parties, in the event that Seller does not request the Company to appeal against such order or to object to such claims of third parties.. This indemnity covers the responsibility of the Company or its predecessor(s) for conduct (VERHALTENSVERANTWORTLICHKEIt) and to this extent also for facts and circumstances outside the real estate directly used by the Company for the business (e.g. responsibility for dangers emanating from waste disposal sites outside the real estate required for the business of the Company, which were operated by the Company or its predecessor(s) or where the Company or its predecessor(s) stored or deposited production waste or other waste) as well as the responsibility of the Company or its predecessor(s) for the condition of movables or immovables (ZUSTANDSVERANTWORTLICHKEIT). As between the Parties, the aforementioned indemnification is based on the assumption that the business as actually conducted by the Company hitherto will continue (FORTSETZUNG DER NUTZUNGSART). To the extent a change of the use (ANDERUNG DER NUTZUNGSART) of the real estate referred to under Art. 5.6.6 (i) above results in a more environmentally sensitive use (NUTZUNGSART MIT HOHEREM SCHUTZBEDURFNIS) than the use hitherto, the aforementioned indemnification shall only cover Clean-Up Costs which would have been incurred by the Company if the use hitherto would have been continued. Any additional Clean-Up Costs incurred by the Company due to the more environmentally sensitive use shall be borne by the Company alone. By reason of and to the extent of the above indemnity Seller shall compensate the Company for Clean-Up Costs in line with the cost allocation provisions set forth in the following Art. 5.6.6(vi). In case of any reductions or reimbursements of Clean-Up Costs to the Company which are subject to this indemnification, Purchaser shall compensate Seller for such portion of the reduced or reimbursed amount which corresponds to the amount originally borne by Seller in accordance with Art. 5.6.6 (vi).


(vi) Any and all Clean-Up Costs under this Agreement shall be shared between Seller and the Company in accordance with the following formula:


           (a) THE FIRST DEM 4'150'000 OF THE AGGREGATE CLEAN-UP COSTS SHALL BE PAID OUT OF THE ESCROW ACCOUNT, TO THE EXTENT AVAILABLE. ANY CLEAN-UP COSTS EXCEEDING THE AVAILABLE AMOUNT ON THE ESCROW ACCOUNT SHALL BE BORNE BY THE COMPANY. IRRESPECTIVE THEREOF, SELLER SHALL BEAR THE CLEAN-UP COSTS PURSUANT TO THIS SUBCLAUSE (A) IN AN AMOUNT EQUAL TO THE AMOUNT RELEASED TO SELLER FROM THE ESCROW ACCOUNT PURSUANT TO ART. 3.1 OF THE ESCROW AGREEMENT;


           (b) the aggregate Clean-Up Costs exceeding the amount of DEM 4'150'000 up to an amount of DEM 14'150'000 shall be shared equally by Seller on the one hand and the Company on the other hand;


           (c) the aggregate Clean-Up Costs exceeding the amount of DEM 14'150'000 up to the Purchase Price shall be borne by Seller.


           (d) Any further Clean-Up Costs exceeding the amount of the Purchase Price shall be borne by the Company.


                      For the purposes of subclause (a) above the determination of the amount available on the Escrow Account shall take place on the due date of the indemnification claim as set forth in subsections (x) and (xi) below.


(vii) Clean-up Measures shall be agreed upon between Purchaser and Seller prior to their implementation. To this effect Purchaser shall notify Seller of the contemplated Clean-up Measures in writing and shall submit appropriate documentation. in the event seller does not reject a contemplated Clean-up Measure within four (4) weeks after receipt of the notice, the Clean-up Measure shall be deemed agreed upon.


           In the event the Parties cannot agree on a Clean-Up Measure required within four (4) weeks following receipt of the notice set forth above, the Clean-Up Measure shall be decided upon by a binding and final expert opinion within the meaning of Section 317 German Civil Code (BGB) (SCHIEDSGUTACHTEN). The expert shall be appointed upon the agreement of the Parties or, if the Parties are unable to agree on an expert within four (4) weeks following the expiry of the time limit set forth above, upon the request of one Party by the President of the Federal Environment Office (UMWELTBUNDESAMT). The expert shall be an officially appointed and sworn expert who is primarily engaged in the area of environmental pollution (the "EXPERT"). The costs of the Expert shall be determined by the Expert in line with ss.ss. 91 et sEQ. ZPO.


(viii) In the event that a Clean-Up Measure is carried out in connection with an investment project of the Company Seller's obligation to indemnify Company for the Clean-Up Costs shall be limited to the balance between the investment costs which would have occurred in the absence of Environmental Pollution and the investment costs actually incurred.


(ix) In the event that Clean-Up Measures concern both, Environmental Pollution within the meaning of Art. 5.6.6 (ii) as well as environmental contamination (UMWELTLASTEN) which has arisen since the Closing, the extent of Seller's obligation pursuant to Art. 5.6.6(v) shall be determined in accordance with the ratio of Environmental Pollution to such environmental contamination to be determined by an Expert appointed in accordance with the procedure described under Art. 5.6.6(vii). The findings and conclusions of the Expert shall be a binding and final expert opinion within the meaning of Section 317 German Civil Code (BGB). (SCHIEDSGUTACHTEN). The costs of the Expert's report shall be borne by

           Purchaser  and Seller in equal shares.


(x) Clean-Up Costs shall be due for indemnification by Seller upon service of a first-instance court decision to the Company and written notification thereof to Seller by Purchaser; the same shall apply in the event of a settlement between the Company and the public authority or a third party in accordance with Art. 5.6.6 (iii). In the event Seller does not request the Company to appeal against an order by a public authority or a claim of a third party, reimbursement for Clean-Up Costs shall be due in accordance with subclause (xi). To the extent Clean-Up Costs are incurred by the Company prior to reimbursement by Seller, such Clean-Up Costs shall bear interest at a rate of 5 % p.a. for the time period between payment of the Clean-Up Costs by the Company and reimbursement by Seller.


           Clean-Up Costs must be evidenced to Seller by means of vouchers which can be audited. In the event that Seller does not notify the Company or Purchaser within six weeks of receipt of the vouchers by Seller that the vouchers submitted are not sufficient for an audit and does not within said period instruct the Company or Purchaser which further vouchers Seller requires for a final audit, Seller shall be precluded from raising the objection against its payment obligation pursuant to Art. 5.6.6(xi) that the vouchers are insufficient for an audit of the Clean-Up Costs.


(xi) Clean-Up Costs are to be reimbursed to the Company or Purchaser by Seller once the vouchers have been audited in accordance with Art. 5.6.6(x) but in any event no later than six weeks after expiry of the audit deadline pursuant to Art. 5.6.6 (x) and in case the Seller requested the Company to appeal against an order by a public authority or a claim of a third party, in no event earlier than set forth in Art. 5.6.6 (x) first sentence. The Company and/or Purchaser shall be entitled to require reimbursement of the Clean-Up Costs on a monthly basis to the extent the Company actually incurred such expenses or paid such costs to the public authorities or any third party.


(xii) Claims pursuant to Section 24 para. 2 Federal Soil Protection Act are mutually excluded.


5.6.7      INDEMNIFICATION FOR FLEXIUM GMBH.

           Seller shall indemnify Purchaser and/or the Company against any outstanding obligations of the Company vis-a-vis Flexium GmbH exceeding the amount of DEM 150'000. In case Flexium GmbH is, due to insolvency reasons, not able to meet its obligations vis-a-vis the Company pursuant to the agreement dated March 22, 1999, Seller undertakes to satisfy said obligations instead of Flexium GmbH at its own expense.


5.6.8 NO LIMITATION. For reasons of clarification it is noted that any claims of Purchaser under Arts. 5.6.4, 5.6.5, 5.6.6, 5.6.7 and 6.2 shall not be limited in any manner by the limitations set forth in Arts. 5.6.1 and 5.6.2.


5.7 LIABILITY BY PURCHASER. Following the Closing, Purchaser shall be liable to Seller for all costs, damages and reasonable expenses (including reasonable attorney's fees) suffered by Seller arising out of any misrepresentation or breach of any warranty or breach of the covenants or other obligations of Purchaser under or in connection with this Agreement.





                                    ARTICLE 6


                                    COVENANTS


6.1 CONDUCT OF BUSINESS. Seller shall secure that from the date hereof until the Closing Date:


6.1.1 The business of the Company will be conducted in the ordinary course and Seller will not entice away or commit to hire any employee (incl. freelance) of the Company;


6.1.2 The Company without the consent of Purchaser will not materially change the terms and conditions of any Contract and shall also not terminate any such Contract and shall not enter into any agreement with customers or suppliers which falls outside the ordinary course of business;

6.1.3 The Company without the consent of Purchaser will not make any borrowing, grant any loans or make any guarantees except in the ordinary course of business;


6.1.4 The Company without the consent of Purchaser will not change its manner of keeping its books, records, financial accounts and reserving practices;


6.1.5 Seller and the Company, as the case may be, without the consent of Purchaser will not alter or amend the Company's articles of incorporation or bylaws or other governing documents;


6.1.6 The Company without the consent of Purchaser will not make any new capital expenditures exceeding DEM 250'000 (for each single case), except capital expenditures already shown in the investment plan attached as SCHEDULE 6.1.6 and shall not dispose of any fixed assets nor engage in any activity to enter into any commitment in this respect except in the ordinary course of business;


6.1.7 The Company without the consent of Purchaser will not terminate, cancel or materially amend any insurance coverage maintained by the Company with respect to any material assets of the Company;


6.1.8 Except for the transfer of the profits for the Short Fiscal Year 1999, Seller or the Company, as the case may be, shall not make any distribution or redeem or repurchase any of the Shares and the Company shall not declare or pay any profits or make any other payment in cash or property to Seller or any of its Affiliates; and


6.1.9 SELLER AND THE COMPANY WILL GRANT PURCHASER AND ITS REPRESENTATIVES FULL ACCESS TO ALL PREMISES, FILES AND BOOKKEEPING DOCUMENTS AS WELL AS INSTRUCT ALL EMPLOYEES TO DISCLOSE ANY INFORMATION TO PURCHASER AND ITS REPRESENTATIVES IF SUCH ACCESS OR DISCLOSURE IS MATERIAL FOR THE FUTURE CONDUCT OF THE BUSINESS OF THE COMPANY.

6.2 The parties are aware that Seller and the Company have taken certain steps to terminate the BuGaV with effect as of July 31, 1999. If the BuGaV should not be terminated in time, the parties should undertake all measures which are required in order to terminate the BuGaV as soon as possible. Furthermore, the parties undertake to put each other into the position as if the BuGaV had been terminated as of July 31, 1999.


6.3 The parties are aware that in case of a termination of the BuGaV each creditor of the Company has the right to request from Seller within six months after publication of the termination notice a security for the obligations of the Company. Purchaser undertakes to indemnify Seller fully and in time from any such claims raised by creditors of the Company against Seller as result of or in connection with the termination of the BuGaV.


6.4 Seller undertakes to cause the respective companies of the Sihl group to transfer the trademarks listed in SCHEDULE 6.4.





                                    ARTICLE 7


                     TRANSFER OF MANAGEMENT RESPONSIBILITIES


As of the Closing Date, Purchaser takes over full responsibility for the Company's management and operations.





                                    ARTICLE 8


                                  MISCELLANEOUS


8.1 COSTS AND TAXES. Except for the German real estate transfer tax ("GRUNDERWERBSTEUER") which shall be paid by Purchaser, each Party bears the fees of its counsel and advisor and all Taxes levied on such Party. The costs of this Agreement, i.e. notarial fees, commercial register fees, publication costs and filing fees of the German or any other cartel authorities incurred in connection with this Agreement shall be borne by Purchaser.


8.2 NOTICE. Any notice, request or instruction deemed by any Party to be necessary or desirable to be given to the other Parties, shall be in writing in the English language and shall be mailed by mail, courier or telefax to the address as follows:

           If to Seller:                                       with a copy to:
           SIHL Beteiligungsgesellschaft mbH                   Oppenhoff & Radler
           Sihl Group Management                               Attn. Dr. Harald Gesell
           Attn. Mr. Werner Merz                               Hohenstaufenring 62
           Wiesenstra(beta)e 7                                 D- 50674 Koln
           CH - 8008 Zurich                                    Fax: 0049-221-2091 435
           Fax: 0041-1-388 5229

           If to Purchaser:                                    with a copy to:

           FiberMark, Inc.                                     Beiten Burkhardt Mittl & Wegener
           Attn. Bruce Moore                                   Attn. Dr. Christoph Kuhmann, LL.M.
           Chief Financial Officer                             Leopoldstrasse 236
           P.O. Box 161 Wellington RD                          D - 80807 Munchen
           Brattleboro, UT 05302
           Fax: 001-802-257-5900                               Fax: 0049-89-350 65 239



           Each Party may at any time change its address by giving notice to the other Parties in the manner described above.


8.3 NO WAIVER. The waiver of any breach of this Agreement by any Party hereto shall not be construed as a waiver of any other prior or subsequent breach.


8.4 AMENDMENTS. This Agreement may be amended only in writing or (if required by law) in the form of a notarial deed signed by all the Parties hereto. This requirement shall also apply to the waiver of this written form requirement.

8.5 ANNOUNCEMENTS. The Parties shall consult each other before issuing press releases or otherwise making any public statements or any statements to the Company's employees with respect to this Agreement and except as required by law (including Stock Exchange Regulations applicable to Seller's parent company or to FiberMark, Inc.) shall not issue any such press release or public statement without the prior approval of the other Party which shall not be unreasonably withheld.


8.6 NO ASSIGNMENT. Neither Party shall assign this Agreement or any rights or obligations hereunder to any third party without the written consent of the other Party hereto. Seller hereby consents to the assignment of this Agreement and any rights or obligations hereunder to one or more Affiliates of Purchaser, provided that Purchaser guarantees the complete and due fulfillment of this Agreement by such Affiliates.


8.7 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. In such case, Seller and Purchaser shall replace the invalid, illegal or unenforceable provision by such valid, legal or enforceable provision which is commensurate with the commercial intent of this Agreement as of the date hereof. The same shall apply in the event that the prohibition to compete pursuant to Art. 8.9 is declared to be void by an unappealable court decision due to its coverage as to time or contents in which case such scope as to time and/or contents shall be deemed to apply which comes closest to the void prohibition to compete which would be considered as being effective by the competent court.


8.8 CONFIDENTIALITY. Except as otherwise required by law (including Stock Exchange Regulations), Seller shall keep confidential all aspects of the business of the Company and the Parties shall keep confidential all aspects of the terms of this Agreement.

8.9 NON-COMPETITION CLAUSE. As from the Closing Date, Seller shall not, and undertakes to cause its Affiliates not to, compete directly or indirectly, for their own account, for the benefit of third parties, as shareholder, partner or employee or in any other capacity, with the activity of the Company as conducted at the Closing Date except for the business of Seller and its Affiliates as conducted at the Closing Date. Furthermore, Seller shall not, and shall cause its Affiliates not to, attempt or effectively entice away any employees (including the managing directors) from the Company. This non-competition restriction shall have a duration of four years as from the Closing Date and shall be restricted to the Federal Republic of Germany, the United Kingdom, France, Switzerland, The Netherlands, Belgium, Austria and Italy.





                                    ARTICLE 9


                          GOVERNING LAW AND ARBITRATION


9.1 GOVERNING LAW. This Agreement shall be subject to and governed by and interpreted in accordance with German Law.


9.2 ARBITRATION. All disputes arising under this Agreement or in connection with this Agreement shall be solely and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce with a tribunal of three arbitrators with sufficient proficiency in both, the German and the English language, who shall be appointed in accordance with the said Rules, and which arbitration shall be conducted in the German language; however, this Agreement or any other agreements or instruments which have been signed and/or executed in the English language shall be introduced in the arbitration proceedings in the English language. The place of arbitration shall be (i) Zurich, if Seller is the claimant or (ii) Munich, if Purchaser is the claimant. In as far as the said Rules do not provide procedural regulations, the statutory provisions of the ZPO (German Code of Civil Procedure) shall apply. To the extent that any


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                                                                              47


           documents of or related to the Company are not in possession of the Company, in the event of arbitration Seller shall upon request by Purchaser disclose and, at Purchaser's expense, provide copies of any such documents if Seller or any of its Affiliates are in possession thereof. Competent court for matters within the meaning of ss. 1062
           (1) No. 2 through 4 ZPO shall be the Higher Regional Court (OBERLANDESGERICHT) of Frankfurt am Main.


9.3 EUROPEAN ECONOMIC AND MONETARY UNION. The European Union introduced a single currency (the Euro) substituting the national currencies of Member States participating in a Monetary Union. Upon introduction of the Euro, the denomination of the national currencies is retained for as long as this is legally permissible. Any conversions are to be based on the official conversion rates fixed by the European Union.


           NEITHER THE INTRODUCTION OF THE EURO NOR THE SUBSTITUTION OF THE NATIONAL CURRENCIES OF THE MEMBER STATES PARTICIPATING IN SUCH MONETARY UNION NOR THE FIXING OF THE OFFICIAL CONVERSION RATE NOR ANY ECONOMIC CONSEQUENCES ARISING FROM ANY OF THE AFOREMENTIONED EVENTS OR IN CONNECTION WITH SUCH MONETARY UNION SHALL GIVE RISE TO ANY RIGHT TO TERMINATE PREMATURELY, CONTEST, CANCEL, RESCIND, MODIFY, OR RENEGOTIATE THIS AGREEMENT OR ANY OF ITS PROVISIONS OR TO RAISE ANY OTHER OBJECTIONS AND/OR EXCEPTIONS. THIS AGREEMENT SHALL CONTINUE IN FULL FORCE AND EFFECT IN ACCORDANCE WITH ITS TERMS; IN PARTICULAR, INTEREST RATES WHICH HAVE BEEN SET FOR AN INTEREST PERIOD SHALL REMAIN UNCHANGED FOR SUCH INTEREST PERIOD, SUBJECT TO ANY MANDATORY PROVISIONS.





Read aloud to the appeared in the presence of the notary, approved by the appeared and signed by them and the notary as follows:




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                                                                              48



LIST OF ANNEXES AND SCHEDULES

Annex A:                    Escrow Agreement

Annex B:                    Share Transfer Deed

Schedule 2.3:               Division of Share and Consent of the Company

Schedule 3.4.9:             Termination Agreement

Schedule 3.5.1:             Draft Financial Statements as per July 31, 1999

Schedule 3.5.4:             Settlement Agreement

Schedule 4.1.1 (a):         Commercial Register Excerpt of the Company

Schedule 4.1.1 (b):         Commercial Register Excerpt of Seller
Schedule 4.1.1 (c):         Articles of Association of the Company

Schedule 4.1.1 (d):         Subsidiaries and Participations

Schedule 4.1.5:             Adverse Changes since January 1, 1999

Schedule 4.1.6:             Missing Permits and Authorizations

Schedule 4.1.7:             Claims and Litigation exceeding DM 100,000

Schedule 4.1.8:             Terms of Agreements Infringed or Breached by
                            Acquisition Agreement

Schedule 4.1.9:             List of Main Fixed Assets Owned and Leased;
                            Encumbrances on Title and/or Right to use Fixed Assets; Exceptions from Sufficiency of Assets and from Reasonable Operating Condition

Schedule 4.1.10:            List of Public Investment Grants, Premiums and
                            Subsidies received

Schedule 4.1.11:            Exception from Tax Warranty

Schedule 4.1.12: List of Pension Plans, Benefit Plans, Similar Health and Welfare Commitments and exceptions from Compliance with applicable laws;

       Labour Complaints; Strikes or other Labour Trouble

Schedule 4.1.12 (a):        List of Employees including Salary Rates, Entrance
                            Date, Position, Termination Period and Special
                            Termination Protection

Schedule 4.1.12 (b):        Collective Bargaining Agreements, Shop Agreements or
                            comparable Agreements and Material Applicable Usage;
                            Liabilities under ss. 128 AFG

Schedule 4.1. 12 (c):       List of Sales Agents including Compensation Scheme,
                            Entrance Date, Product Line and Territory

Schedule 4.1.13: List of know-how, patents, copy rights, trademarks, utility patents, design patents and/or licenses relating thereto

Schedule 4.1.15:            List of real estate and encumbrances
                            thereon; list of ancient rights and the like not entered into the Land Register; Land Register excerpts; obligations to transfer title or create other rights

Schedule: 4.1.16:           Contracts and Commitments

Schedule: 4.1.17:           Outstanding Contractual Commitments

Schedule: 4.1.23:           Transactions with Seller and replacement possibility
                            to conduct the business



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                                                                              50


Schedule 4.1.24:            List of bank accounts and signatories; outstanding
                            Financial Debt

Schedule 4.1.25: List of ten largest customers and suppliers 1996, 1997, 1998 and 1999; termination by customers and suppliers or threats relating thereto

Schedule 4.3.1:             Commercial Register Excerpts of Purchaser(s)

Schedule 5.1 / 5.2.1:       Notice of Claim

Schedule 6.1.6:             Investment Plan of the Company

Schedule 6.4:               List of Trademarks to be transferred